Exhibit 99.B(d)(3)

FORM OF

SUB-ADVISORY AGREEMENT

Agreement made as of the [                  ], by and between Pax World Management Corporation, a Delaware corporation (the “Manager”), and [                  ] (“Sub-Adviser”).

WHEREAS, Pax World Funds Series Trust I, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager has entered into an investment advisory agreement, dated as of [                  ] (the “Advisory Agreement”) with the Trust, pursuant to which the Manager acts as investment adviser to ESG Managers Aggressive Growth Portfolio, ESG Managers Growth Portfolio, ESG Managers Moderate Portfolio and ESG Managers Conservative Portfolio (each, a “Fund”); and

WHEREAS, the Manager, with the approval of the board of trustees of the Trust (the “Trustees”) and, to the extent required by applicable law, of the shareholders of the Funds, desires to retain Sub-Adviser to provide sub-advisory services to each of the Funds to manage a portion of each such Fund’s assets allocated to such Sub-Adviser by the Manager (the “Allocated Assets”);

WHEREAS, Sub-Adviser is willing to render such investment advisory services with respect to such Allocated Assets of each Fund;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.             Sub-Adviser’s Duties.

(a)           Portfolio Management.  Subject to supervision by the Manager and the Trustees, Sub-Adviser shall manage the Allocated Assets including the purchase, retention, and disposition thereof, in accordance with each Fund’s investment objectives, policies, restrictions, limitations, and applicable sustainability criteria (as set forth in that Fund’s Prospectus(es) and Statement(s) of Information (“SAI(s)”) and subject to the following understandings:

(i)            Investment Decisions.  Sub-Adviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to the Allocated Assets, and what portion of such Allocated Assets will be invested or held uninvested as cash. Such determinations shall always be made in accordance with Sub-Adviser’s sustainability criteria as disclosed in that Fund’s prospectus or SAI, as applicable. Sub-Adviser is prohibited from consulting with any other sub-adviser of a Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act.  Notwithstanding the foregoing, Sub-Adviser may consult with [the Manager or Morningstar Associates, LLC concerning transactions of the Funds in securities or other assets.]

(ii)           Investment Limits.  In the performance of its duties and obligations under this Agreement with respect to Allocated Assets, Sub-Adviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A) Funds’ Prospectus(es) and SAI(s) as currently in effect, including the sustainability criteria of each such Sub-Adviser as disclosed by that Fund; (B) instructions and directions of the  Manager and of the Trustees; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to each Fund, and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement to the extent communicated to Sub-Adviser. In managing the Allocated Assets of each Fund, Sub-Adviser shall apply each of such limits and restrictions to that Fund’s Allocated Assets as though such assets constituted the entire Fund.

Notwithstanding the foregoing, Sub-Adviser shall not be responsible to the Manager or the Funds for any Fund’s investment adherence to a percentage restriction contained in the Fund’s investment objective(s) or investment restrictions as set forth in the Funds’ currently effective Prospectus(es) and SAI(s) with respect to the portion of the Fund’s assets which is not allocated to Sub-Adviser.

(iii)          Portfolio Transactions.

(A)          Trading.  With respect to the securities and other investments to be purchased or sold for each Fund’s Allocated Assets, Sub-Adviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants as may be selected by Sub-Adviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Funds’ Prospectus(es) and SAI(s), or approved by the Trustees; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Sub-Adviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Sub-Adviser’s other clients may be a party.

(B)           Aggregation of Trades.  On occasions when Sub-Adviser deems the purchase or sale of a security or futures contract to be in the best interest of a Fund as well as other clients of Sub-Adviser, Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to seek best execution. In such event, Sub-Adviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the applicable Fund and to such other clients.

(iv)          Records and Reports.  Sub-Adviser (A) shall maintain such books and records as are required based on the services provided by Sub-Adviser pursuant to this Agreement under the 1940 Act, (B) shall render to the Board such periodic and special reports as the Board or Adviser may reasonably request in writing, and (C) shall meet with any persons at the request of Adviser or the Board for the purpose of reviewing Sub-Adviser’s performance under this Agreement at reasonable times and upon reasonable advance written notice.

(v)           Transaction Reports.  On each business day, Sub-Adviser shall provide to the Funds’ custodian and the Funds’ administrator information relating to all transactions concerning the Allocated Assets and shall provide the Manager with such information upon the Manager’s request.

(b)           Compliance Program and Ongoing Certification(s).  As requested, Sub-Adviser shall timely provide to the Manager: (i) information and commentary with respect to the Allocated Assets for the Funds’ annual and semi-annual reports, in a format approved by the Manager, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Allocated Assets under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to the Allocated Assets, upon reasonable request, in order to support the Funds’ filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon;  (ii) a monthly sub-certification with respect to compliance matters related to Sub-Adviser and the Allocated Assets, in a format reasonably requested by the Manager, as it may be amended from time to time; and (iii) an annual certification from Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee, with respect to the design and operation of Sub-Adviser’s compliance program, in a format reasonably requested by the Manager.

(c)           Maintenance of Records.  Sub-Adviser shall timely furnish to the Manager all information relating to Sub-Adviser’s services hereunder which are needed by the Manager to maintain the books and records of the Funds required under the 1940 Act.   Sub-Adviser shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Sub-Adviser and the

Manager.  Sub-Adviser agrees that all records which it maintains for a Fund are the property of such Fund and Sub-Adviser will surrender promptly to such Fund any of such records upon such Fund’s request; provided, however, that Sub-Adviser may retain a copy of such records.  Sub-Adviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)           Fidelity Bond and Code of Ethics.  Sub-Adviser will provide each Fund with reasonable evidence that, with respect to its activities on behalf of such Fund, Sub-Adviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)           Confidentiality.  Sub-Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information.  As used herein “Portfolio Information” means confidential and proprietary information of a Fund or the Manager that is received by Sub-Adviser in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the Allocated Assets under the terms of this Agreement.  Sub-Adviser will restrict access to the Portfolio Information to those employees of Sub-Adviser who will use it only for the purpose of managing its portion of the applicable Fund.  The foregoing shall not prevent Sub-Adviser from disclosing Portfolio Information that is (i) publicly known or becomes publicly known through no unauthorized act, (ii) rightfully received from a third party without obligation of confidentiality, (iii) approved in writing by the Manager for disclosure, or (iv) required to be disclosed pursuant to a requirement of a governmental agency or law so long as Sub-Adviser provides the Manager with prompt written notice of such requirement prior to any such disclosure.

2.             The Manager’s Duties.  The Manager shall oversee and review Sub-Adviser’s performance of its duties under this Agreement.  The Manager shall also retain direct portfolio management responsibility with respect to any assets of a Fund that are not allocated by it to the portfolio management of Sub-Adviser as provided in paragraph 1(a) hereof or to any other sub-adviser.  The Manager will periodically provide to Sub-Adviser a list of the affiliates of  the Manager or the Funds (other than affiliates of Sub-Adviser) to which investment restrictions apply and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.

3.             Documents Provided to Sub-Adviser.  The Manager has delivered or will deliver to Sub-Adviser: (i) current copies and supplements thereto of the Funds’ Prospectus(es) and SAI(s); and (ii) current copies of investment policies in connection with Sub-Adviser’s management of the Allocated Assets, including, but not limited to, the Funds’ brokerage policy, and will promptly deliver to it all future amendments and supplements, if any.

4.             Compensation of Sub-Adviser.  Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Allocated Assets of the Funds.  For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay to Sub-Adviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Allocated Assets under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act.  For the purpose of determining fees payable to Sub-Adviser, the value of each Fund’s average daily assets allocated to Sub-Adviser under this Agreement shall be computed at the times and in the manner specified in the applicable Fund’s Prospectus or SAI as from time to time in effect.  If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.             Liability of Sub-Adviser.  Sub-Adviser agrees to perform faithfully the services required to be rendered by Sub-Adviser under this Agreement, but nothing herein contained shall make Sub-Adviser or any of its officers, partners, or employees liable for any loss sustained by a Fund or its officers, directors, or shareholders, the Manager, or any other person on account of the services which Sub-Adviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Sub-Adviser against liability to a Fund or to any of its shareholders, to which Sub-Adviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations or duties under this Agreement.  Nothing in this Agreement shall protect Sub-Adviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the “1933 Act”) or the 1940 Act.  Sub-Adviser does not warrant that the Allocated Assets will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

6.             Representations of Sub-Adviser.  Sub-Adviser represents and warrants as follows:

(a)           Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) shall have adopted, by the date the registration statement of the Funds becomes effective under the 1933 Act, written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to any Fund to the Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency as necessary to be met in order to perform services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify the Manager of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)           Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Manager with a copy of the code of ethics.  Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Sub-Adviser shall certify to the Manager that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)           By the date the registration statement of the Funds becomes effective under the 1933 Act, Sub-Adviser shall have provided the Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission (“SEC”), and promptly will furnish a copy of all amendments thereto to Adviser.

(d)           Sub-Adviser will promptly notify Adviser of any changes in its managers, members, general partners, and/or other persons with control over Sub-Adviser or in the key personnel who are either the portfolio manager(s) responsible for managing the Allocated Assets or Sub-Adviser’s Chief Executive Officer or President, or if there is otherwise an actual or pending change in control (within the meaning of the 1940 Act) of Sub-Adviser.

(e)           Sub-Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with a Fund or Adviser, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of the Manager.

7.             Representations of the Manager.  The Manager represents and warrants as follows:

(a)           The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)           The Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Sub-Adviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Sub-Adviser, which consent shall not be unreasonably withheld.

8.             Liability and Indemnification.

(a)           Except as may otherwise be provided by the 1940 Act or any other federal securities law, Sub-Adviser, any of its affiliates, and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by a Fund, the Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, “Fund and Manager Indemnitees”) as a result of any error of judgment or mistake of law by Sub-Adviser with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Sub-Adviser for, and Sub-Adviser shall indemnify and hold harmless the Fund and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of: (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Sub-Adviser contained in the applicable Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to a Fund or the omission to state therein a material fact regarding Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to the Manager or a Fund by Sub-Adviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Sub-Adviser.  It is further understood and agreed that Sub-Adviser may rely upon information furnished to it by Adviser that it reasonably believes to be accurate and reliable.  The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which the Manager may have under any securities laws.

(b)           Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Manager and the Funds shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Sub-Adviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) as a result of any error of judgment or mistake of law by the Manager with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless Sub-Adviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of: (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of the Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the applicable Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Manager which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Sub-Adviser by the Fund and the Manager Indemnitees for use therein; or (iii) any violation of federal or state statutes or regulations by the Manager or the Fund. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which Sub-Adviser may have under any securities laws.

(c)           After receipt by the Manager or Sub-Adviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice.  The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

9.             Duration and Termination.

(a)           Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and the rules thereunder or any applicable exemption therefrom; provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Trustees or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund.

(b)           Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund upon 60 days’ written notice to Sub-Adviser.  This Agreement may also be terminated, without the payment of any penalty, by the Manager: (i) upon 60 days’ written notice to Sub-Adviser; (ii) upon material breach by Sub-Adviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of the Manager, Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Sub-Adviser or other circumstances that could adversely affect the Funds. Sub-Adviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 90 days’ written notice to the Manager; or (2) upon material breach by the Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act, as modified by any exemptive rules or orders of the Securities and Exchange Commission (the “SEC”), or as interpreted by applicable no-action positions of the staff of the SEC) or upon the termination of the Advisory Agreement.

(c)           In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Sub-Adviser having provided investment management services to the Allocated Assets of a Fund for the duration of the Agreement, paragraphs 1(c), 1(e), 5, 8(a), 8(b), 8(c), 15, 17, and 18, shall survive such termination of the Agreement.

10.           Sub-Adviser’s Services Are Partially Exclusive.  Until this Agreement is terminated in accordance with Section 9 above, the Sub-Adviser agrees that it will not act as an “investment adviser” (within the meaning of the 1940 Act) to any other registered open-end, management, investment company that (i) operates on a manager of managers basis or on a fund of fund basis and (ii) that seeks to invest using a sustainable investing or socially responsible investing approach or style that takes into consideration “ESG” criteria, defined for this purpose as incorporating environmental or social governance criteria.  Except as provided for in the immediately preceding sentence, nothing in this Agreement shall limit or restrict the right of Sub-Adviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Sub-Adviser’s right to engage in any other business or to render services of any kind to any persons, including, but not limited to, other mutual funds, corporations, firms, individuals, or associations.

11.           References to Sub-Adviser.  During the term of this Agreement, the Manager agrees to furnish to Sub-Adviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Funds or the public, which refer to Sub-Adviser or its clients in any way, prior to use thereof and not to use such material if Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof.  Sales literature may be furnished to Sub-Adviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12.           Notices.  Any notice, advice or report to be given under this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail by the party giving notice to the other party as provided below or to another address furnished in writing by the other party.

Sub-Adviser:

[Insert Name]

[Insert Address]

[Insert Fax Number]

with a copy to:

Manager:

Pax World Management Corp.

30 Penhallow Street, Suite 400

Portsmouth, NH  03801

Attention:  Joseph F. Keefe, CEO

Fax – 603-431-9175

with a copy to:

Pax World Management Corp.

30 Penhallow Street, Suite 400

Portsmouth, NH  03801

Attention:  John Boese, CCO

Fax – 603-431-9175

with a copy to:

Morningstar Associates, LLC

225 W. Wacker Drive

Chicago, IL  60606

Attention:  D. Scott Schilling

Fax – 312-696-6060

13.           Amendments.  This Agreement may be amended by mutual agreement in writing, subject to approval by the Trustees and each Fund’s shareholders to the extent required by the 1940 Act and the rules thereunder or any applicable exemption therefrom.

14.           Assignment.  No assignment of this Agreement (as defined in the 1940 Act) shall be made by Sub-Adviser without the prior written consent of the Funds and the Manager.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of the Manager or Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.           Governing Law.  This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be governed by the laws of the State of New Hampshire without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act.  To the extent that the laws of the State of New Hampshire, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16.           Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.           Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.           Interpretation.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.           Headings.  The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.           Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

[Remainder of page intentionally left blank – signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Pax World Management Corporation	[Insert Name]

By	By

Name	Name

Title	Title

[Signature Page to Sub-Advisory Agreement]

SCHEDULE A

to the

Sub-Advisory Agreement

between

Pax World Management Corporation

and

[Insert Name]

As of                            , 2009

Pursuant to Paragraph 4, the Manager shall pay Sub-Adviser compensation at an annual rate applied to the Allocated Assets of each of the Funds set out below, accrued daily and paid monthly, as follows:

Pax World Funds Series Trust I:

ESG Managers Aggressive Growth Portfolio	[0. ]%
ESG Managers Growth Portfolio	[0. ]%
ESG Managers Moderate Portfolio	[0. ]%
ESG Managers Conservative Portfolio	[0. ]%

Agreed and Accepted:

Pax World Management Corporation	[Insert Name]

By:	By:
Name:	Name:
Title:	Title:

A-1